Exhibit 99 (a) (9)

DRYDEN HIGH YIELD FUND, INC.

ARTICLES SUPPLEMENTARY

Re-Classifying Authorized Stock

Dryden High Yield Fund, Inc., a Maryland corporation, having its principal office in Maryland in the City of Baltimore (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  The Corporation is registered as an open-end company under the Investment Company Act of 1940, as amended (the “1940 Act”).

SECOND:  Pursuant to authority expressly vested in the Board of Directors of the Corporation by Article IV of the charter of the Corporation (the “Charter”), the Board of Directors has duly reclassified 375,000,000 authorized but unissued shares of its capital stock, par value $0.001 per share, into a new class of shares to be designated “Class R Common Stock”, as provided in ARTICLE FOURTH below.

THIRD:  As of immediately before the reclassification, the total number of shares of all classes and series of stock which the Corporation has authority to issue is 3,000,000,000 shares, par value $.001 per share, having an aggregate par value of $3,000,000, classified and designated as follows:

Class A Common Stock	750,000,000 shares
Class B Common Stock	750,000,000 shares
Class C Common Stock	750,000,000 shares
Class Z Common Stock	750,000,000 shares

FOURTH:  As of immediately after the reclassification, the total number of shares of all classes and series of stock which the Corporation has authority to issue is 3,000,000,000 shares, par value $.001 per share, having an aggregate par value of $3,000,000, classified and designated as follows:

Class A Common Stock	750,000,000 shares
Class B Common Stock	750,000,000 shares
Class C Common Stock	750,000,000 shares
Class R Common Stock	375,000,000 shares
Class Z Common Stock	375,000,000 shares

FIFTH:  (a)  The foregoing reclassification does not change the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption, as set forth in the Charter, of the classes of the capital stock of the Corporation.

(b)  The terms of each share of the Class R Common Stock (including the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms or conditions of redemption) shall be as set forth in the Charter for the various classes of Common Stock of the Corporation existing before the reclassification.  Pursuant to the Charter, the Board of Directors may establish fees and sales charges on the shares of Class R Common Stock in accordance with the 1940 Act and the applicable rules and regulations of the National Association of Securities Dealers, Inc.

SIXTH:  The foregoing reclassification has been approved by a majority of the entire Board of Directors pursuant to authority expressly granted to the Board of Directors by Section 2-105(c) of the Maryland General Corporation Law, and by Article IV of the Charter.

SEVENTH:  The foregoing articles shall become effective upon filing with the State Department of Assessments and Taxation of Maryland.

IN WITNESS WHEREOF, Dryden High Yield Fund, Inc., has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Secretary on January 21, 2005.

Dryden High Yield Fund, Inc.

WITNESS:

/s/ Deborah A. Docs	By:	/s/ Judy A. Rice
Deborah A. Docs, Secretary		Judy A. Rice, President

THE UNDERSIGNED, President of Dryden High Yield Fund, Inc., who executed on behalf of the Corporation the foregoing Articles Supplementary of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that to the best of her knowledge, information, and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

/s/ Judy A. Rice
Judy A. Rice, President